Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CBRE Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.01 per share	Other (2)	7,700,000	$78.05 (2)	$600,946,500.00 (2)	0.0000927	$55,707.74

Total Offering Amounts					$600,946,500.00		$55,707.74

Total Fee Offsets							—

Net Fee Due							$55,707.74

(1)

Represents 7,700,000 shares of the Registrant’s Class A Common Stock (“common stock”) issuable under the CBRE Group, Inc. 2019 Amended and Restated Equity Incentive Plan (the “A&R 2019 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the A&R 2019 Plan by reason of any stock split, stock dividend, recapitalization or any other similar transaction, effected without receipt of consideration, which results in an increase in the Registrant’s outstanding shares of common stock.

(2)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on May 24, 2022.